As filed with the Securities and Exchange Commission on May 20, 2020

Registration No. 333-_______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 WestRock Company (Exact name of registrant as specified in its charter)
Delaware	37-1880617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1000 Abernathy Road NE Atlanta, Georgia 30328 (Address, including zip code, of registrant’s principal executive offices)
WestRock Company 401(k) Retirement Savings Plan (Full title of the plan)
Robert B. McIntosh
Executive Vice President, General Counsel and Secretary
WestRock Company
1000 Abernathy Road NE
Atlanta, GA 30328
(770) 448-2193
 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common stock, par value $0.01 per share	8,000,000	$25.68	$205,440,000	$26,666.11
(1)
This registration statement (this “Registration Statement”) covers the issuance of an aggregate of 8,000,000 shares of common stock, par value $0.01 per share, (“Common Stock”) of WestRock Company (the “Company”) that may be issued under the WestRock Company 401(k) Retirement Savings Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the Plan. Pursuant to Rule 457(h)(2), no registration fee is required to be paid in respect of such interests.

(2)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transactions or pursuant to anti-dilution adjustments.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock reported on the New York Stock Exchange on May 12, 2020.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

The purpose of this Registration Statement is to register 8,000,000 shares of Common Stock that may be acquired by participants and beneficiaries under the Plan.

PART I

Information Required in the Section 10(A) Prospectus

Item 1. Plan Information

The documents containing the information specified in Part I will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plan, will be made available without charge by contacting WestRock’s Executive Vice President, General Counsel and Secretary at 1000 Abernathy Road NE, Atlanta, Georgia, 30328, Telephone: (770) 448-2193.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(1)
the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, including the information specifically incorporated by reference into the Form 10-K from the Company’s Definitive Proxy Statement in connection with its 2020 annual meeting of shareholders filed with the SEC on December 13, 2019;

(2)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2019 and March 31, 2020;

(3)
the Company’s Current Reports on Form 8-K, or filed portions of those reports (but not portions of those reports which were furnished), filed with the SEC on November 25, 2019, February 3, 2020, March 10, 2020 and May 5, 2020; and

(4)
the description of the Company’s Common Stock contained in the Company’s registration statement on Form S-4 (File No. 333-223964) filed by WestRock Company (formerly known as Whiskey Holdco, Inc.) with the SEC on March 28, 2018 and subsequently amended, and declared effective by the SEC on August 1, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock covered by this Registration Statement has been passed upon for the Company by Robert B. McIntosh, Executive Vice President, General Counsel and Secretary of the Company. As an employee of the Company, Mr. McIntosh is eligible to participate in the Plan on the same basis as other eligible employees.  Mr. McIntosh, together with members of his family, owns, or has options or rights to acquire less than 1% of the shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Article VIII of the Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or the limitation thereof is not permitted under the DGCL.

Under Section 2.13 of the Company’s Amended and Restated Bylaws, the Company is obligated to indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or otherwise is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that the person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained by the Company, to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) that are reasonably incurred by such person in connection with such proceeding.

Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. If the proceeding for which indemnification is sought is initiated by the director or officer seeking indemnification, such person is entitled to indemnification only if the proceeding was authorized by the Board of Directors. The right to indemnification under the Company’s Amended and Restated Bylaws includes the right to be paid the expenses incurred in defending any proceeding in advance of its final disposition; provided that if required by the DGCL, the payment of expenses incurred by a director or officer in that capacity (and not in any other capacity in which service was or is rendered by such person while a director or officer, including service to an employee benefit plan) will be contingent on the delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it ultimately is determined that such person is not entitled to indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1(a)
Amended and Restated Certificate of Incorporation of the Company, effective as of November 2, 2018 (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 5, 2018).

4.1(b)
Certificate of Correction to the Amended and Restated Certificate of Incorporation of the Company dated November 13, 2018 (incorporated by reference from Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on November 16, 2018).

4.2	Amended and Restated Bylaws of the Company, effective as of November 2, 2018 (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 5, 2018).
5.1	Opinion of Robert B. McIntosh
23.1	Consent of Robert B. McIntosh (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on the signature page of this Registration Statement)

The Company undertakes to submit the Plan and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS in order to maintain the Plan’s qualification under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 20, 2020.

WESTROCK COMPANY

By: /s/ Robert B. McIntosh Name: Robert B. McIntosh Title: Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven C. Voorhees, Ward H. Dickson and Robert B. McIntosh, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/Steven C. Voorhees	Chief Executive Officer, President and Director	May 20, 2020
Steven C. Voorhees	(Principal Executive Officer)

/s/Ward H. Dickson	Executive Vice President and Chief Financial Officer	May 20, 2020
Ward H. Dickson	(Principal Financial Officer)

/s/Ward H. Dickson	Chief Accounting Officer	May 20, 2020
Ward H. Dickson	(Principal Accounting Officer)

/s/John A. Luke, Jr.	Director, Non-Executive Chairman	May 20, 2020
John A. Luke, Jr.

/s/Colleen F. Arnold	Director	May 20, 2020
Colleen F. Arnold

/s/Timothy J. Bernlohr	Director	May 20, 2020
Timothy J. Bernlohr

/s/J. Powell Brown	Director	May 20, 2020
J. Powell Brown

/s/Terrell K. Crews	Director	May 20, 2020
Terrell K. Crews

/s/Russell M. Currey	Director	May 20, 2020
Russell M. Currey

/s/Suzan F. Harrison	Director	May 20, 2020
Suzan F. Harrison

/s/Gracia C. Martore	Director	May 20, 2020
Gracia C. Martore

/s/James E. Nevels	Director	May 20, 2020
James E. Nevels

/s/Timothy H. Powers	Director	May 20, 2020
Timothy H. Powers

/s/Bettina M. Whyte	Director	May 20, 2020
Bettina M. Whyte

/s/Alan D. Wilson	Director	May 20, 2020
Alan D. Wilson

Pursuant to the requirements of the Securities Act, the WestRock Company Retirement Plan Administrative Committee, which administers the 401(k) Retirement Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 20, 2020.

WESTROCK COMPANY 401(k) RETIREMENT
SAVINGS PLAN

By:  /s/ Robert B. McIntosh
Member
WestRock Company Retirement Plan Administrative Committee